                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098

PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000
and supplemented November 9, 2000,
November 21, 2000, November 29, 2000,
December 13, 2000, January 11, 2001,
January 19, 2001 January 30, 2001,
February 8, 2001, February 28, 2001,
March 5, 2001, April 5, 2001, April 19,
2001 and May 10, 2001)

                                  $586,992,000

                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020
                                       AND
                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

     This prospectus supplement supplements the prospectus dated November 2, 2000 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our"), as previously supplemented by the prospectus supplements dated November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001,
January 19, 2001, January 30, 2001, February 8, 2001, February 28, 2001, March 5, 2001, April 5, 2001, April 19, 2001 and May 10, 2001, relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus and the prior prospectus supplements, and this prospectus supplement is qualified by reference to the prospectus and the prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in a prior prospectus supplement.

                               RECENT DEVELOPMENTS

     At our Annual Meeting of Stockholders, held on May 23, 2001, our stockholders, among other things, approved an amendment to our Restated Certificate of Incorporation to increase the number of shares of class B common stock that we are authorized to issue, from 75,000,000 shares to 150,000,000 shares. On May 23, 2001, a Certificate of Amendment of our Restated Certificate of Incorporation, effective as of that date, was filed with the Secretary of State of the State of Delaware.

     In addition, on June 1, 2001, we effected a 2 for 1 stock split (the "stock split") in the form of a 100% dividend on all classes of our common stock, including the class B common stock.

     Accordingly, the number of shares of class B common stock issuable upon conversion of each debenture has been adjusted. Prior to the stock split, each debenture was convertible into 5.6024 shares of class B common stock. From and after June 1, 2001, the effective date of the stock split, each debenture may be converted into 11.2048 shares of class B common stock.

                          DESCRIPTION OF CAPITAL STOCK

     UHS's authorized capital stock consists of 12,000,000 shares of class A common stock, $0.01 par value per share, 150,000,000 shares of class B common stock, $0.01 par value per share, 1,200,000 shares of class C common stock, $0.01 par value per share, and 5,000,000 shares of class D common stock, $0.01 par value per share.

     Our class B common stock currently trades on the New York Stock Exchange under the symbol "UHS." The last reported sales price of our class B common stock on the New York Stock Exchange was $44.50 per share on July 3, 2001.

                             SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders, and the percentages are based on $586,992,000 principal amount at maturity of debentures outstanding. The number of shares of class B common stock that may be sold is calculated based on the current, split-adjusted conversion rate of 11.2048 shares of class B common stock per $1,000 principal amount at maturity of a debenture. The table of selling securityholders in the prospectus, as previously amended in the prior prospectus supplements, is hereby amended to adjust the number of shares of class B common stock that may be sold by each previously named selling securityholder in accordance with this split-adjusted conversion rate. In addition, the information previously provided in the table of selling securityholders for "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" is hereby amended as set forth below.

                                                    Principal Amount at      Percentage of     Number of Shares of
                                                   Maturity of Debentures     Debentures       Class B Common Stock
                      Name                            That May Be Sold        Outstanding        That May Be Sold
                      ----                            ----------------        -----------        ----------------
Anna Purna Convertible (USD) Ltd. .................    $      200,000                 *                 2,240
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder ..........................................        37,246,000               6.35%             417,333
     Total ........................................      $586,992,000             100.00%           6,577,051**
                                                         ============             =======           ===========

-------------
* Less than 1%.

** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.

             The date of this prospectus supplement is July 5, 2001.


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